Filed Pursuant to Rule 424(b)(5)

Registration No. 333-258231

PROSPECTUS

Viking Therapeutics, Inc.

Up to $125,000,000
Common Stock

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We have entered into an At-the-Market Equity Offering Sales Agreement, or the Sales Agreement, with Stifel, Nicolaus & Company, Incorporated, or Stifel, Truist Securities, Inc., or Truist, and H.C. Wainwright & Co., LLC, or Wainwright, each of whom we refer to as an Agent, and together as the Agents, to offer and sell up to $125.0 million of our common stock, $0.00001 par value per share, offered by this prospectus.

In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock at any time and from time to time through or to the Agents as sales agent or principal. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act.

The aggregate compensation payable to the Agents shall be equal to 3.0% of the gross sales price of the shares sold through the Agents pursuant to the Sales Agreement. In connection with the sale of the common stock on our behalf, each of the Agents will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agents will be deemed to be underwriting commissions or discounts.

Subject to the terms and conditions of the Sales Agreement, the Agents will use their commercially reasonable efforts consistent with their normal trading and sales practices to sell on our behalf any shares to be offered by us under the Sales Agreement. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “VKTX.” On July 26, 2021, the closing price of our common stock on the Nasdaq Capital Market was $5.63 per share.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of certain risks you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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Stifel	Truist Securities	H.C. Wainwright & Co.

The date of this prospectus is August 11, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus describes the specific terms of this offering. This prospectus relates only to an offering of up to $125.0 million of shares of our common stock through the Agents. These sales, if any, will be made pursuant to the terms of the Sales Agreement entered into among us and the Agents on July 28, 2021, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

We urge you to carefully read this prospectus, the documents incorporated by reference herein and therein and the additional information in the section of this prospectus entitled “Incorporation by Reference; Where You Can Find More Information” before buying any of the securities being offered under this prospectus. These documents contain information you should consider when making your investment decision. To the extent that any statement that we make in this prospectus is inconsistent with statements made in any documents incorporated by reference, the statements made in this prospectus will be deemed to modify or supersede those made in such documents incorporated by reference.

You should rely only on the information contained or incorporated by reference in this prospectus, the documents incorporated by reference herein and any free-writing prospectus we may provide you. We have not, and the Agents have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or on any date subsequent to the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

In this prospectus, unless otherwise indicated or required by the context, the terms “Viking,” “we,” “our,” “us” and the “Company” refer to Viking Therapeutics, Inc.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and may not contain all of the information that may be important to you and that you should consider before deciding whether or not to invest in our securities. For a more complete understanding of Viking and this offering, you should carefully read this prospectus, including the information incorporated by reference into this prospectus, in its entirety. Investing in our securities involves risks that are described in the section of this prospectus entitled “Risk Factors,” under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 as updated by our subsequent annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, and in our other filings with the SEC.

The Company

We are a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.

Our lead clinical program’s drug candidate, VK2809, is an orally available, tissue and receptor-subtype selective agonist of the thyroid hormone receptor beta, or TRß. In November 2019, we initiated the VOYAGE study, a Phase 2b clinical trial of VK2809 in patients with biopsy-confirmed non-alcoholic steatohepatitis, or NASH.

The VOYAGE study is a randomized, double-blind, placebo-controlled, multicenter trial designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis ranging from stages F1 to F3. The study is targeting enrollment of approximately 340 patients across five treatment arms.  The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF), from baseline to week 12 in subjects treated with VK2809 as compared to placebo. Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.

VK2809 has been evaluated in eight completed clinical studies, which enrolled more than 300 subjects. No serious adverse events, or SAEs, have been observed in subjects receiving VK2809 in these completed studies, and overall tolerability remains encouraging. In addition, the compound has been evaluated in chronic toxicity studies of up to 12 months in duration.

 We are also developing VK0214, which is also an orally available, tissue and receptor-subtype selective agonist of TRß for X-linked adrenoleukodystrophy, or X-ALD, a rare X-linked, inherited neurological disorder characterized by a breakdown in the protective barriers surrounding brain and nerve cells. The disease, for which there is no approved treatment, is caused by mutations in a peroxisomal transporter of very long chain fatty acids, or VLCFA, known as ABCD1. As a result, transporter function is impaired and patients are unable to efficiently metabolize VLCFA. The TRß receptor is known to regulate expression of an alternative VLCFA transporter, known as ABCD2. Various preclinical models have demonstrated that increased expression of ABCD2 can lead to normalization of VLCFA metabolism. Preliminary data suggest that VK0214 stimulates ABCD2 expression in an in vitro model and reduces VLCFA levels in an in vivo model of X-ALD. In September 2020, we initiated a randomized, double-blind, placebo-controlled Phase 1 single ascending dose, or SAD, and multiple ascending dose, or MAD, clinical trial of VK0214 in healthy patients. The primary objective of the study is to evaluate the safety and tolerability of VK0214 administered orally for up to 14 days.  The secondary objective is to evaluate the pharmacokinetics of VK0214 following single and multiple oral doses.  In June 2021, we announced the results of the study. The first portion of the study evaluated single doses of VK0214; in the second portion of the study, subjects received VK0214 once daily for 14 days.  Subsequent cohorts in both portions of the study received successively higher VK0214 doses.

VK0214 was shown to be safe and well-tolerated at all doses evaluated in this study.  No serious adverse events were reported, and no treatment or dose-related trends were observed for vital signs, gastrointestinal effects, cardiovascular measures or physical examinations.  VK0214 demonstrated dose-dependent exposures, no evidence of accumulation following multiple doses, and a half-life consistent with anticipated once-daily dosing regimens.

While the study's primary objective was to evaluate safety and tolerability, laboratory assessments included a lipid panel to determine potential pharmacodynamic effects following exposure to VK0214.  The results showed that subjects who received VK0214 experienced reductions in low-density lipoprotein cholesterol, or LDL-C, triglycerides, and apolipoprotein B following 14 days of treatment at all VK0214 doses.  Many of the observed lipid reductions achieved statistical significance, though the study was not powered to demonstrate statistical significance on laboratory assessments.

% Change in Lipid Markers Following 14 Days of Treatment of VK0214

	Placebo[1] (n=11)	5 mg (n=6)	10 mg (n=6)	25 mg (n=6)	50 mg (n=6)	75 mg (n=6)	100 mg (n=6)

LDL-C	3.8%	-0.7%	-12.5%*	-21.4%**	-19.5%**	-19.1%***	-18.9%**

Triglycerides	4.9%	-6.7%	-19.5%*	-1.7%	-36.8%**	-45.0%***	-39.1%**

ApoB	4.4%	-5.7%	-12.5%**	-23.3%***	-24.0%***	-28.3%***	-28.2%***
(1) Excludes one placebo subject due to an anomalous triglyceride value (>7x higher than SD). *p < 0.05; **p < 0.01; ***p < 0.001.

In June 2021, we initiated a Phase 1b clinical trial of VK0214 in patients with X-ALD. The Phase 1b trial is a multi-center, randomized, double-blind, placebo-controlled study in adult male patients with the adrenomyeloneuropathy, or AMN, form of X-ALD.  The study is initially targeting enrollment across three cohorts: placebo, VK0214 20 mg daily, and VK0214 40 mg daily.  Pending a blinded review of preliminary safety, tolerability, and pharmacokinetic data, additional dosing cohorts may be pursued.

The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered once-daily over a 28-day dosing period, and to assess the efficacy of VK0214 at lowering plasma levels of very long chain fatty acids in patients with AMN.  Secondary objectives include an evaluation of the pharmacokinetics and pharmacodynamics of VK0214 following 28 days of dosing in this population.

Other clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM. In November 2017, we announced positive top-line results from a Phase 2 proof-of-concept clinical trial in 108 patients recovering from non-elective hip fracture surgery. Top-line data showed that the trial achieved its primary endpoint, demonstrating statistically significant, dose dependent increases in lean body mass, less head, following treatment with VK5211 as compared to placebo. The study also achieved certain secondary endpoints, demonstrating statistically significant increases in appendicular lean body mass and total lean body mass for all doses of VK5211, compared to placebo. VK5211 demonstrated encouraging safety and tolerability in this study, with no drug-related SAEs reported. Our intent is to continue to pursue partnering or licensing opportunities prior to conducting additional clinical studies.

We were incorporated under the laws of the State of Delaware on September 24, 2012. Since our incorporation, we have devoted most of our efforts towards conducting certain clinical trials and preclinical studies related to our VK2809, VK0214 and VK5211 programs, as well as efforts towards raising capital and building infrastructure. We obtained exclusive worldwide rights to our VK2809, VK0214 and VK5211 programs and certain other assets pursuant to an exclusive license agreement with Ligand Pharmaceuticals Incorporated, or Ligand. The terms of this license agreement are detailed in the Master License Agreement with Ligand, which we entered into on May 21, 2014, as amended, or the Master License Agreement. A summary of the Master License Agreement can be found under the heading “Agreements with Ligand—Master License Agreement” under Part I, “Item 1. Business” of our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on February 17, 2021.

We are subject to risks and uncertainties as a result of the COVID-19 pandemic. The extent of the impact of the COVID-19 pandemic on our business is highly uncertain and difficult to predict, as the responses that we, other businesses and governments are taking continue to evolve. Furthermore, capital markets and economies worldwide have also been negatively impacted by the COVID-19 pandemic, and it is possible that it could cause a local and/or global economic slowdown or recession. Policymakers around the globe have responded with fiscal policy actions to support the healthcare industry and economy as a whole. The magnitude and overall effectiveness of these actions still remains uncertain.

In addition, our clinical trials have been affected by and may continue to be affected by the COVID-19 pandemic. Clinical site initiation and patient enrollment have been, and may continue to be delayed due to prioritization of hospital resources toward the COVID-19 pandemic. Some patients have not been able and others may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. Similarly, any inability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19, may adversely impact our clinical trial operations.

The severity of the impact of the COVID-19 pandemic on our business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and the extent and severity of the impact on our service providers, suppliers, contract research organizations, or CROs, and our clinical trials, all of which are uncertain and cannot be predicted, as well as the timing, rollout and availability of vaccines and the effectiveness thereof, and the willingness of the general population to be vaccinated. As of the date of this filing, the extent to which the COVID-19 pandemic may materially impact our financial condition, liquidity or results of operations is still uncertain.

Corporate Information

We were incorporated under the laws of the State of Delaware on September 24, 2012. Our principal executive offices are located at 12340 El Camino Real, Suite 250, San Diego, CA 92130, and our telephone number is (858) 704-4660. Our website address is www.vikingtherapeutics.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Common stock offered by us

Up to an aggregate of $125,000,000 of shares of our common stock pursuant to the Sales Agreement through or to Stifel, Truist and Wainwright, as sales agent or principal. See “Plan of Distribution” beginning on page S-15 of this prospectus.

Common stock to be outstanding immediately after this offering

Up to 100,392,301 shares (as more fully described in the notes following this table), assuming sales of 22,202,487 shares of our common stock in this offering at an assumed offering price of $5.63 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on July 26, 2021. The actual number of shares issued will vary depending on the sales price under this offering

Manner of offering

“At the market offering” made from time to time through or to the Agents, as sales agent or principal. See the section of this prospectus entitled “Plan of Distribution” beginning on page S-15 for additional detail.

Use of proceeds

We currently intend to use the net proceeds of this offering for the continued development of our VK2809 and VK0214 programs and for general research and development, working capital and general corporate purposes. See the section of this prospectus entitled “Use of Proceeds” beginning on page S-12 for additional detail.

Trading symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “VKTX.”
Risk factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-7 and other information included or incorporated in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 78,189,814 shares of common stock outstanding as of June 30, 2021, and excludes:

•	3,917,509 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2021 with a weighted-average exercise price of $5.62 per share;
•

1,047,155 shares of our common stock reserved for future issuance in connection with service-based restricted stock units outstanding as of June 30, 2021 with a weighted-average grant date fair value of $6.71 per share;

•	5,514,166 shares of our common stock reserved as of June 30, 2021 for future issuance under our 2014 Equity Incentive Plan, which contains provisions that may increase its share reserve each year;
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2,991,824 shares of our common stock reserved as of June 30, 2021 for future issuance under our 2014 Employee Stock Purchase Plan, which contains provisions that may increase its share reserve each year; and

•	487,087 shares of our common stock issuable upon the exercise of outstanding warrants as of June 30, 2021, at a weighted-average exercise price of $1.30 per share.

RISK FACTORS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 which are incorporated by reference into this prospectus, as updated by our subsequent annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, as well as our other filings with the SEC, include material risk factors relating to our business. Those risks and uncertainties and the risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial or that are not specific to us, such as general economic conditions, may also materially and adversely affect our business and operations. If any of those risks and uncertainties or the risks and uncertainties described below actually occurs, our business, financial condition or results of operations could be harmed substantially. In such a case, you may lose all or part of your investment. You should carefully consider the risks and uncertainties described below and those risks and uncertainties incorporated by reference into this prospectus, as well as the other information included in this prospectus, before making an investment decision with respect to our common stock.

Risks Related to this Offering

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds of this offering for the continued development of our VK2809 and VK0214 programs and for general research and development, working capital and general corporate purposes, as further described in the section of this prospectus entitled “Use of Proceeds.” We will have broad discretion in the application of the net proceeds in the category of other working capital and general corporate purposes and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

The precise amount and timing of the application of these proceeds will depend upon a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any partnering and commercialization efforts, our funding requirements and the availability and costs of other funds. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate.

The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing instruments. These investments may not yield a favorable return to our stockholders.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 22,202,487 shares of our common stock are sold during the term of the Sales Agreement with the Agents at a price of $5.63 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on July 26, 2021, for aggregate gross proceeds of approximately $125.0 million, after deducting commissions and estimated aggregate offering expenses payable by us you will experience immediate dilution of $2.18 per share, representing the difference between the assumed offering price per share and our as adjusted net tangible book value per share as of July 26, 2021 after giving effect to this offering. The exercise of outstanding stock options and warrants may result in further dilution of your investment. See the section of this prospectus entitled “Dilution” for a more detailed illustration of the dilution you would incur if you participate in this offering.

The shares of common stock will be sold in “at the market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

The actual number of shares we will issue under the Sales Agreement with the Agents, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement with the Agents and compliance with applicable law, we have the discretion to deliver placement notices to the Agents at any time throughout the term of the Sales Agreement. The number of shares that are sold by the Agents after delivering a placement notice will fluctuate based on the market price of the common stock during the sales period and limits we set with the Agents.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus include, but are not limited to, statements about:

•	risks and uncertainties associated with our research and development activities, including our clinical trials and preclinical studies;
•	the timing or likelihood of regulatory filings and approvals or of alternative regulatory pathways for our drug candidates;
•	the potential market opportunities for commercializing our drug candidates;
•	our expectations regarding the potential market size and the size of the patient populations for our drug candidates, if approved for commercial use, and our ability to serve such markets;
•

the impacts that the COVID-19 global pandemic may have on our business, financial condition and results of operations, including disruptions to our operations and clinical trials, as well as disruptions or delays with respect to the operations of our service providers, suppliers and CROs;

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;
•	our ability to develop, acquire and advance our drug candidates into, and successfully complete, clinical trials and preclinical studies, and obtain regulatory approvals;
•	the implementation of our business model and strategic plans for our business and drug candidates;
•	the initiation, cost, timing, progress and results of future and current preclinical studies and clinical trials, and our research and development programs;
•	new product candidates;
•	the terms of future licensing arrangements, and whether we can enter into such arrangements at all;
•	timing and receipt, or payments, of licensing and milestone revenues, if any;
•

the scope of protection we are able to establish and maintain for intellectual property rights covering our drug candidates, and our ability to operate our business without infringing the intellectual property rights of others;

•	regulatory developments in the United States and foreign countries;
•	the performance of our third-party suppliers and manufacturers;
•	our ability to maintain and establish collaborations or obtain additional funding;
•	the success of competing therapies that are currently or may become available;
•	our use of proceeds from this offering;
•	our financial performance; and
•	developments and projections relating to our competitors and our industry.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus or in the documents incorporated by reference in this prospectus.

We have based the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and experience to differ from those projected, including, but not limited to, the risk factors described herein and the risk factors set forth in Part I - Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 17, 2021, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on April 28, 2021, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as filed with the SEC on July 28, 2021, as updated by our subsequent annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, and elsewhere in the documents incorporated by reference into this prospectus. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, other strategic transactions or investments we may make.

MARKET AND INDUSTRY DATA

This prospectus and the information incorporated by reference herein contain statistical data, estimates, forecasts, projections and other information concerning our industry, our business and the markets for certain diseases, including data regarding the estimated size of those markets and the incidence and prevalence of certain medical conditions. Information that is based on statistical data, estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, medical and general publications, government data, studies and similar data prepared by market research firms and other third parties. These third parties may, in the future, alter the manner in which they conduct surveys and studies regarding the markets in which we operate our business. The market and other estimates included in this prospectus and the information incorporated by reference herein, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed in the section of this prospectus entitled “Risk Factors” and in the other information contained or incorporated by reference in this prospectus.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $125.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that, in the future, we will sell any shares under or fully utilize the Sales Agreement with the Agents as a source of financing.

We intend to use the net proceeds, if any, from this offering for the continued development of our VK2809 and VK0214 programs and for general research and development, working capital and general corporate purposes.

The precise amount and timing of the application of these proceeds will depend upon a number of factors, such as the timing and progress of our research and development efforts, our funding requirements and the availability and costs of other funds. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in money market funds, certificates of deposit and corporate debt securities.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock and the net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of June 30, 2021 was approximately $225.0 million, or $2.88 per share of common stock. Net tangible book value per share is determined by dividing the net of total tangible assets less total liabilities, by the aggregate number of shares of our common stock outstanding as of June 30, 2021.  After giving effect to the sale of our common stock during the term of the Sales Agreement with the Agents in the aggregate amount of $125.0 million at an assumed offering price of $5.63 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on July 26, 2021, and after deducting commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2021 would have been approximately $346.0 million, or $3.45 per share of common stock. This represents an immediate increase in the net tangible book value of $0.57 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.18 per share to new investors.

The following table illustrates this per share dilution:

Assumed public offering price per share of common stock		$ 5.63
Net tangible book value per share as of June 30, 2021	$2.88
Increase in net tangible book value per share attributable to this offering	$0.57
As adjusted net tangible book value per share after this offering		$ 3.45
Dilution per share to investors participating in this offering		$ 2.18

The table above assumes for illustrative purposes that an aggregate of 22,202,487 shares of our common stock are sold during the term of the Sales Agreement with the Agents at a price of $5.63 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on July 26, 2021, for aggregate net proceeds of approximately $121.0 million, after deducting commissions and estimated aggregate offering expenses payable by us. The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus. The shares pursuant to the Sales Agreement with the Agents are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $5.63 per share shown in the table above, assuming all of our common stock in the aggregate amount of $125.0 million during the term of the Sales Agreement with the Agents is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $3.57 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $3.06 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $5.63 per share shown in the table above, assuming all of our common stock in the aggregate amount of $125.0 million during the term of the Sales Agreement with the Agents is sold at that price, would decrease our as adjusted net tangible book value per share after the offering to $3.29 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $1.34 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The above table is based on 78,189,814 shares of our common stock outstanding as of June 30, 2021, and excludes:

•	3,917,509 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2021 with a weighted-average exercise price of $5.62 per share;
•

1,047,155 shares of our common stock reserved for future issuance in connection with service-based restricted stock units outstanding as of June 30, 2021 with a weighted-average grant date fair value of $6.71 per share;

•	5,514,166 shares of our common stock reserved as of June 30, 2021 for future issuance under our 2014 Equity Incentive Plan, which contains provisions that may increase its share reserve each year;
•

2,991,824 shares of our common stock reserved as of June 30, 2021 for future issuance under our 2014 Employee Stock Purchase Plan, which contains provisions that may increase its share reserve each year; and

•	487,087 shares of our common stock issuable upon the exercise of outstanding warrants as of June 30, 2021, at a weighted-average exercise price of $1.30 per share.

To the extent that options or warrants are exercised, new options are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. Moreover, we may choose to raise additional capital because of market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement, dated July 28, 2021, with Stifel, Truist and Wainwright under which we may offer and sell shares of our common stock, from time to time, having an aggregate gross sales price of up to $125.0 million from time to time through or to the Agents, as sales agent or principal.

Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, the Agents may sell our common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act. We may instruct the Agents not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or the Agents may suspend the offering of common stock upon notice and subject to other conditions.

We will pay the Agents commissions, in cash, for their services in acting as agent in the sale of our common stock. The Agents will be entitled to compensation at a commission rate equal to 3.0% of the aggregate gross proceeds from each sale of our common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse the Agents for certain expenses incurred in connection with the offering of our common stock pursuant to the Sales Agreement, up to a maximum of $50,000. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to the Agents under the terms of the Sales Agreement, will be approximately $220,000.

Settlement for sales of common stock will occur on the second business day, or such earlier day as is industry practice for regular-way trading, following the date on which any sales are made, or on some other date that is agreed upon by us and the Agents in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the Agents may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Subject to the terms and conditions of the Sales Agreement, the Agents will use their commercially reasonable efforts consistent with their normal trading and sales practices to sell on our behalf any shares to be offered by us under the Sales Agreement. In connection with the sale of the common stock on our behalf, each of the Agents will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agents will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agents against certain civil liabilities, including liabilities under the Securities Act.

The offering of our common stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all of our common stock subject to the Sales Agreement, or (ii) the termination of the Sales Agreement as permitted therein. We and the Agents may each terminate the Sales Agreement at any time upon written notice.

The Agents and their affiliates have in the past and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, the Agents will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Paul Hastings LLP, Palo Alto, California. Duane Morris LLP, New York, New York, is acting as counsel for the Agents in connection with this offering.

EXPERTS

Marcum LLP, our independent, registered public accounting firm, has audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 17, 2021;

•The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2021;

•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 28, 2021;

•Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on July 28, 2021;
•Our Current Reports on Form 8-K filed with the SEC on (i) January 6, 2021, and (ii) May 21, 2021; and

•The description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-37355), filed with the SEC on April 23, 2015, including any amendments or reports filed for the purpose of updating such description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus, and (2) if applicable, the date the Agents stop offering securities pursuant to this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents. Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

Notwithstanding the preceding, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or, if related to Items 2.02 or 7.01, Item 9.01 of any Current Report on Form 8-K that we may, from time to time, furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained in each of the documents incorporated by reference speaks only as of the date of such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is incorporated by reference or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement from the SEC at the address listed above. The registration statement and the documents referred to above are also available on our corporate website at www.vikingtherapeutics.com. Unless specifically listed above, the information contained on the SEC website or our website is not incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.  You may obtain a copy of any of these documents at no cost, by writing or telephoning us at the following address:

Viking Therapeutics, Inc.

12340 El Camino Real, Suite 250

San Diego, California 92130

Telephone: (858) 704-4660

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Up to $125,000,000

Common Stock

________________________________

PROSPECTUS
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Stifel	Truist Securities	H.C. Wainwright & Co.

August 11, 2021